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Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors
OmniAmerican Bancorp, Inc.

        We consent to the use of our reports dated March 7, 2014, with respect to the consolidated balance sheets of OmniAmerican Bancorp, Inc. and subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders' equity, and cash flows for the years ended December 31, 2013 and 2012, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Dallas, Texas
August 22, 2014

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  Exhibit 23.5
Consent of Independent Registered Public Accounting Firm